UNITED STATES                                          OMB Number: 3235-0058
SECURITIES AND EXCHANGE COMMISSION                     Expires: March 31, 2006
Washington, D.C. 20549                                 Estimated average burden
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FORM 12b-25                                            SEC FILE NUMBER 000-08952
                                                       CUSIP NUMBER N/A

                          NOTIFICATION OF LATE FILING

(Check one):[X]Form 10-K []Form 20-F []Form 11-K []Form 10-Q
               []Form N-SAR []Form N-CSR
                 For Period Ended: December 31, 2004
                                   ------------------------
                 [ ]Transition  Report on Form 10-K
                 [ ]Transition Report on Form 20-F
                 [ ]Transition  Report on Form 11-K
                 [ ]Transition Report on Form 10-Q
                 [ ]Transition Report on Form N-SAR
                 For the Transition Period Ended: _____________________________
===============================================================================
Read Instruction (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
SB Partners
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Full Name of Registrant

N/A
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Former Name if Applicable

1251 Avenue of the Americas
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Address of Principal Executive Office (Street and Number)

New York, NY  10020
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)
         (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
         (b) The subject annual report, semi-annual report, transition report
[X] on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.
(Attach extra Sheets if Needed)

The Registrant needs additional time to prepare the Form 10-K in compliance with the reporting requirements mandated by the Securities and Exchange Commission.

SEC 1344 (07-03)  Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PART IV -- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification

   George N. Tietjen           212                    408-5000
-------------------------  ------------  ---------------------------------------
       (Name)               (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed ? If answer is no, identify report(s). Yes [X] No [ ]

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
Yes [ ]No [X]
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                   SB Partners
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                  (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 31, 2005           By: /s/ George N. Tietjen, III
-------------------------            ------------------------------
                                     George N. Tietjen, III
                                     Vice-President
                                     (Principal Accounting & Financial Officer)